EXHIBIT 10.46

[NAME]
[ADDRESS]
[ADDRESS]

[DATE]

Dear [ ],

This letter amends the letter agreement regarding severance between you and The Medicines Company (the “Company”), dated «Most_Recent_Agreement_Date» (the “Agreement”). Unless otherwise expressly set forth herein, the terms of the Agreement remain unchanged and in full force and effect.
1. Section 2(ii) and Section 3(ii) of the Agreement are each amended to insert the following clause at the end of each such Section:
provided further, the health care reimbursement shall terminate in the event the payment is found to be discriminatory under the applicable health care plan and instead the Employee shall receive a cash payment equal to the expected reimbursement amount, paid in the same calendar year that the applicable reimbursement amount would have been paid, and
2. Section 2(iii) and Section 3(iii) of the Agreement are amended to replace the phrase “stock options” with the phrase “all outstanding equity awards” in each such Section.
Please indicate your acknowledgement of the foregoing by executing the enclosed copy of this letter where indicated and returning it to me. This letter may be executed in one or more counterparts, each of which shall be deemed to be one and the same letter.

Very truly yours,
THE MEDICINES COMPANY

By:     ________________________
Name:
Title:

ACKNOWLEDGED:

By:     ________________________
Name:

Title: